Exhibit (a)(3)

MEDPACE INVESTORS, LLC

ELECTION FORM

Instructions to Election Form

To elect to participate in the offer to purchase for cash certain employee stock options (the “Offer”), you must submit an Election Form in accordance with these instructions and the Offer to Purchase, dated August 5, 2019 (the “Offer to Purchase”). In order to participate in the Offer, a completed, signed, and dated Election Form must be delivered to Medpace Investors, LLC before the Offer expires at 11:59 p.m., Eastern Time, on September 3, 2019. If we extend the Offer beyond that time, you may submit an Election Form at any time before the expiration of the extended expiration date. Please read and follow the following instructions to this Election Form.

1. Definitions. All capitalized terms used in this Election Form but not defined will have the meaning given to them in the Offer to Purchase.

2. Expiration Date. Any right to participate in the Offer and to tender your Eligible Options will expire at 11:59 p.m., Eastern Time, on September 3, 2019, or on a later date, if we extend the Offer (the “Expiration Date”).

3. Completion of Election Form. In order for the Election Form to be effective, you must: (a) complete, sign, and date the attached Election Form, AND (b) deliver the completed Election Form to Medpace Investors, LLC by the Expiration Date in accordance with the delivery instructions below.

4. Delivery of Election Form. You must complete, sign and date the Election Form and deliver it to Medpace Investors, LLC by one of the following methods:

•	Mail or Hand Delivery (not by interoffice mail) to:

Medpace Investors, LLC

Attention: Stephen P. Ewald

5375 Medpace Way

Cincinnati, Ohio 45227; or

•	Scan and Email to: MedpaceInvestorsLLC@medpace.com

Your Election Form will only be effective if Medpace Investors, LLC receives the Election Form prior to the Expiration Date. You are responsible for making sure that the Election Form is completed properly and delivered to Medpace Investors, LLC before 11:59 p.m., Eastern Time, on September 3, 2019.

5. Withdrawal of Election. The tender of your Eligible Options under the Offer may be withdrawn any time before the Expiration Date. To withdraw your tendered Eligible Options, you must complete, sign and deliver the Withdrawal Notice to us before the Expiration Date. Any Eligible Options that have been withdrawn will not be repurchased by us unless such Eligible Options are re-tendered by submitting a new Election Form before the Expiration Date. Please note, if you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof.

6. Signatures. Your printed name on the Election Form must appear exactly as your name appears on the award agreement(s) evidencing the Eligible Options you are tendering. If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with the Election Form proper evidence of the authority of such person to act in such capacity.

7. Amendment to Option Agreement. By submitting this Election Form you hereby agree and consent to the amendment of any applicable award agreements relating to the Eligible Options tendered hereby for purposes of and in accordance with Section 12.2 of the Medpace Holdings, Inc. 2014 Equity Incentive Plan and Section 16 of any Stock Option Award Agreements relating to Eligible Options tendered hereby.

If you have any questions about the election process, please contact Stephen P. Ewald by e-mail at MedpaceInvestorsLLC@medpace.com or by telephone at (513) 579-9911.

PLEASE SEE THE ATTACHED ELECTION FORM ON THE NEXT PAGE.

MEDPACE INVESTORS, LLC

Election Form

You have previously received and reviewed the Offer to Purchase, and you hereby ELECT TO PARTICIPATE IN THE OFFER. You certify that you are a holder of Eligible Options and that you are an Eligible Employee (as both are defined in the Offer to Purchase). You understand that your election to participate in the Offer is voluntary, and by signing this Election Form, you agree to sell certain of your Eligible Options (as indicated in the table below) to Medpace Investors, LLC (“Medpace Investors”). In return for your Eligible Options, you understand that Medpace Investors will pay you a cash payment as indicated below, reduced by any Tax-Related Items, as defined below.

You understand that, upon acceptance by Medpace Investors, your election to tender Eligible Options will constitute a binding agreement between Medpace Investors and you with respect to the Eligible Options tendered on this Election Form, unless you return a validly completed Withdrawal Notice with respect to your tendered Eligible Options before the Expiration Date. Please note, if you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof.

For purposes of participating in the Offer, you hereby agree to sell your Eligible Options as indicated below to Medpace Investors. You understand that such Eligible Options will be owned and held by Medpace Investors after the Expiration Date and acceptance by Medpace Investors.

You authorize Medpace, Inc. (“Medpace”) or a subsidiary of Medpace to withhold all applicable income tax, payroll tax, social insurance contributions and any other taxes legally payable by you with respect to the exchange of Eligible Options for cash and/or the cash payment (“Tax-Related Items”) from the cash payment amount, from your wages or other cash compensation paid to you by Medpace Investors. Alternatively, if Medpace or a subsidiary of Medpace does not withhold the Tax-Related Items from you, you shall pay to Medpace or a subsidiary of Medpace any amount of Tax-Related Items that it may be required to withhold as a result of your participation in the Offer and/or receipt of the cash payment. You acknowledge that it is your responsibility to report and pay any Tax-Related Items that Medpace or a subsidiary of Medpace does not withhold from you.

By signing this Election Form below, you acknowledge and agree to the following: (1) you understand that the cash payment may be taxable to you and that Medpace Investors does not assure you of any particular tax result related to participating in the Offer and that you may be subject to more taxes as a result of your participation in the Offer than you would have been subject to on your Eligible Options; (2) you understand that if you already paid tax on your Eligible Options and you participate in the Offer, you may not be able to obtain a refund or tax credit for the taxes already paid on the Eligible Options; (3) you understand that if you are tax resident in multiple jurisdictions, your cash payment may be subject to tax in multiple jurisdictions; (4) you agree that the Eligible Options granted to you were granted on a discretionary basis and that you have no entitlement to receive any future options or benefits in lieu of options regardless of whether you participate in this Offer; (5) you agree that the grant of Eligible Options is voluntary and occasional; (6) you are voluntarily participating in this Offer; (7) the payment for Eligible Options does not constitute employment compensation and is outside of the scope of your employment contract (if any); (8) the Offer is a one-time only offer and Medpace Investors does not have any obligation to offer future exchanges; (9) you understand that the potential value of the Eligible Options may be more than the cash payment you are receiving; (10) neither your participation in the Offer nor your participation in any equity compensation plan creates a right to further employment with Medpace or a subsidiary of Medpace and shall not interfere with the ability of Medpace or a subsidiary of Medpace to terminate your employment relationship at any time with or without cause, in compliance with applicable laws; (11) you agree that neither the cash payment nor the Eligible Options are part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to Medpace or a subsidiary of Medpace; and (12) you acknowledge that Medpace Investors has advised you to consult with your own legal, accounting and tax advisors as to the consequences of participating or not participating in this Offer before making any decision whether to participate.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Medpace Investors, Medpace, subsidiaries of Medpace, Medpace Holdings, Inc. and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Offer and the stock option plans of Medpace Holdings, Inc. (collectively, the “Plans”).

You understand that Medpace Investors, Medpace, subsidiaries of Medpace and Medpace Holdings may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plans (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plans. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plans, including any requisite transfer of such Data as may be required to a third party assisting with administration of the Plans. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plans. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your Medpace Holdings human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plans. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your human resources representative.

The grant of Eligible Options and the provisions of this Election Form are governed by, and subject to, the laws of the State of Ohio and shall be construed and interpreted thereunder (without regard to its conflict of law principles). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Ohio and agree that such litigation shall be conducted only in the courts of Hamilton County, Ohio, or the federal courts for the United States for the Southern District of Ohio, and no other courts, where this grant is made and/or to be performed.

Medpace Holdings may, in its sole discretion, decide to deliver any documents related to the Offer by electronic means, and you hereby consent to receive such documents by electronic delivery.

The provisions of this Election Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

If you wish to tender ALL of your Eligible Options from a grant, please check the box in column A in the table below.

If you wish to tender a PORTION of your Eligible Options, please enter the number of Eligible Options you wish to tender in column B in the table below:

						A	B
Name	Grant Date	Exercise Price	Number of Eligible Options	Cash Payment Per Eligible Option	Total Cash Payment Prior to Any Tax Withholding	Tender ALL	Number of Eligible Options You Wish to Tender
☐
☐

By signing this Election Form, you hereby agree to all of the terms of the Offer as set forth in the Offer to Purchase and this Election Form. Please sign this Election Form exactly as your name appears on your award agreement(s) evidencing the tendered Eligible Options.

Signature	Date and Time

Printed Name